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                                  Exhibit 11.4

                           U.S. Enviro Systems, Inc.
                    Pro Forma Earnings Per share Calculation
                                 July 31, 1996

Number of shares issued and outstanding.................................                                  439,650
Anchor preferred stock converted to common..............................                                  205,000
Conversion of debentures ($500,000 principal)...........................                                  125,000


New issue per prospectus, limited to use of proceeds
Total use of proceeds.....(A)...........................................                   4,302,000
Net proceeds per share =  $7,052,000/2,125,000..........................                          3.32  1,295,783
                                                                                                        ---------
Total pro forma common shares outstanding...............................                                2,065,433
                                                                                                        =========
Net Income..............................................................                  $  263,000

Provision for preferred dividend........................................                    (171,000)
                                                                                          ----------

Net available for common stockholders...................................                  $   92,000
                                                                                          ==========

Earnings per share:  ($252,000..........................................                       $0.04
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(A) Includes acquisition of Steamboat Facilities, Repayment of loans and accrued interest less proceeds from issuance of preferred stock and private warrants.